Exhibit 99.1

American Financial Group Announces Strong Growth in Earnings From Insurance Operations in First Quarter

Cincinnati, Ohio - April 26, 2005 - American Financial Group, Inc. (NYSE: AFG) today reported net earnings for the 2005 first quarter of $62.9 million ($.81 per share), reflecting significantly higher earnings from the insurance operations compared to the same period a year ago. The results for 2005 included $ 5.9 million ($.08 per share) of net realized losses on investments. Net earnings for the 2004 first quarter of $73.2 million ($.98 per share) included $22.3 million ($.30 per share) of net realized gains.

In addition to net earnings, AFG has consistently utilized "core earnings", a non-GAAP financial measure commonly used in the insurance industry, as an economic measure. Many investors and analysts focus on this non-GAAP measure which sets aside items that may not be indicative of core operations, such as net realized gains (losses) on investments, discontinued operations, cumulative effect of accounting changes and other non recurring items. AFG believes that excluding the impact of these items is useful in analyzing operating trends. A reconciliation of this non-GAAP measure to net earnings is included in the accompanying summary of earnings.

Core earnings from insurance operations were $69.9 million ($.90 per share) for the 2005 first quarter, 31% above the previous year's first quarter of $53.4 million ($.72 per share). The increase results primarily from higher underwriting profits within the property and casualty ("P&C") insurance operations as well as improved operating earnings within the annuity, supplemental insurance and life group. Details of the financial results may be found in the accompanying schedules.

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, jointly stated that, first quarter results were above expectations and provide an excellent start for meeting the company's objectives for the year. Continued growth in core earnings from insurance operations is expected in 2005 compared to 2004. While first quarter results were very strong and well above the range of analysts' estimates, management believes it is premature to adjust 2005 core earnings guidance of $3.15 to $3.40 per share.

Page Two

Business Segment Results

The P&C specialty insurance operations generated an underwriting profit of $43.3 million in the 2005 first quarter, 33% above the same quarter last year. The combined ratio improved to 92.1%, 1.2 points better than the 2004 first quarter. Gross written premiums for the 2005 quarter grew approximately 6% compared with the same period a year ago, reflecting solid volume growth and continuing moderation in rate increases. Average rates in the 2005 first quarter were at about the same level as a year earlier. Net written premiums for the 2005 quarter were 10% above the 2004 period, reflecting the underlying business growth coupled with continued reductions in premiums ceded under reinsurance agreements. Further details of the P&C Specialty operations may be found in the accompanying schedules.

Carl Lindner III commented: "We are pleased with the sustained strong underwriting performance of our P&C Specialty Group in the 2005 quarter. Despite the more competitive pricing environment, we experienced solid growth in net written premiums largely due to volume growth in the property and transportation and California workers' compensation groups, coupled with our decision not to reinsure as much of our business. Most of our businesses continue to report substantial underwriting profits as a result of strong underwriting and pricing discipline and prudent claims management. In this softer market, we will focus on maintaining rate adequacy even if it means limiting or reducing business volume in certain lines of business. We believe our overall average rate will remain relatively flat for the remainder of the year."

The Property and Transportation businesses continued to report outstanding results with a combined ratio of 82.8% for the 2005 first quarter, 0.7 points better than the 2004 first quarter. Nearly every business line generated a solid underwriting profit. Gross and net written premiums grew 16% and 38%, respectively, over the 2004 first quarter primarily due to volume growth in our transportation and marine insurance businesses. The higher growth in net written premiums was attributable to lower premiums ceded under reinsurance agreements principally within the inland marine operation.

The California Workers' Compensation business also generated higher underwriting profits in the 2005 quarter due to the effects of improving claims results. Gross written premiums grew 8% over the 2004 period, reflecting solid volume growth partly offset by lower rates. Rate decreases averaged about 6% for the 2005 quarter. Claims results continued to benefit from the workers' compensation reforms enacted in 2003 and 2004 in California.

The Specialty Casualty group reported an underwriting profit for the 2005 quarter, with a combined ratio of 96.4%, 2.6 points higher than the comparable 2004 period but a considerable improvement over the last two quarters of 2004. The excess and surplus businesses generated outstanding underwriting profits which were partly offset by $12.7 million of unfavorable development within the executive and professional liability operations. Gross written premiums declined modestly as expected, compared to the 2004 period.

The Specialty Financial businesses' increase in gross premiums during the 2005 quarter was driven primarily by growth in the dealer services and fidelity and crime businesses. The combined ratio for the 2005 quarter was 3.4 points above the same period a year ago, but improved significantly over the last quarter of 2004.

Mr. Lindner continued, "I expect continuing strong underwriting performance from our Property and Transportation and Workers' Compensation businesses. I am optimistic that the 2005 underwriting margins in our Specialty Casualty and Financial groups will improve as compared to the 2004 results. We will continue to allocate capital within our very diverse businesses to achieve the highest returns. We are well-positioned to meet the challenges of our target markets within the commercial insurance industry and to contribute to the company's continuing earnings growth."

Page Three

The Annuity, Supplemental Insurance and Life Group reported core net operating earnings of $18.3 million for the first quarter of 2005 compared to $14.4 million for the 2004 period. The increase was due to improved results in each of this group's business lines. Statutory premiums were 34% higher in the 2005 quarter than in the same period a year ago as a result of increased sales of single premium fixed annuities. Premiums in 2005 included approximately $100 million of fixed annuity premiums from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to our company.

Craig Lindner commented, "We are pleased with our group's increase in core net operating earnings for the 2005 first quarter over the 2004 period. Our supplemental insurance operations continue to produce excellent results. The results of our fixed annuity operations continue to improve as the general level of interest rates have begun to moderate from the historically low levels which existed over the last two years. The recent introduction of a number of fixed annuity products that are designed to meet the needs of the kindergarten through 12th grade teacher market demonstrate our continued commitment to that market. We have also introduced a series of new products designed to meet the needs of our single premium market. We continue to benefit from the operational improvements and cost efficiencies that have been implemented over the last several years. We have an infrastructure that will support significant growth with minimal marginal costs. As a result, we continue to pursue growth both organically and through targeted acquisitions."

A reconciliation of "core net operating earnings", a non-GAAP measure, to net income as well as further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 82% of GFR common stock and a proportional share of its earnings is included in AFG's results.

_____________________________

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental insurance and life products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions, future premiums, revenues and earnings, and rate increases.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, and the availability of capital, regulatory actions, changes in legal environment, judicial decisions and rulings, tax law changes, levels of catastrophes and other major losses, adequacy of loss reserves of the insurance businesses and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, competitive pressures, including the ability to obtain rate increases, changes in debt and claims paying ratings and other changes in market conditions that could affect AFG's insurance operations.

The forward-looking statements are made only as of this date. The Company assumes no obligation to publicly update any forward-looking statements.

Page Four

Conference Call

The company will hold a conference call to discuss 2005 first quarter results at 10:00 a.m. (EDT) tomorrow, April 27, 2005. Toll-free telephone access will be available by dialing 1-800-260-8140. Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 1:00 p.m. (EDT) on April 27, 2005 until 8:00 p.m. on May 4, 2005. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 91207414. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, SIZE=3>www.afginc.com and follow the instructions at the Webcast link.

Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available at AFG's web site: www.afginc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2005	2004

Operating revenues	$ 936.9	$ 833.2
Costs and expenses	831.9	754.8
	105.0	78.4
Related income taxes	35.1	25.0
Core earnings from insurance operations	69.9	53.4

Non-core items, net of tax:
Realized investment gains (losses)	(5.9)	22.3
Other	(1.1)	(.7)
Cumulative effect of an accounting change(a)	-	(1.8)

Net earnings	$ 62.9	$ 73.2

Diluted Earnings (Loss) per Common Share:
Core from insurance operations	$ .90	$ .72
Realized investment gains (losses)	(.08)	.30
Other	(.01)	(.01)
Cumulative effect of an accounting change(a)	-	(.03)

Net earnings available to common Shares	$ .81	$ .98

Average number of Diluted Shares	77.8	74.3

  Reflects the implementation of an accounting change related to long duration contracts mandated by Statement of Position 03-1.

	March 31,	December 31,
	2005	2004

Selected Balance Sheet Data:
Total Cash and Investments	$15,722	$15,637
Long-term Debt	$ 1,015	$ 1,029
Payable to Subsidiary Trusts (Issuers of preferred securities)	$ 78	$ 78
Shareholders' Equity	$ 2,359	$ 2,431

Book Value Per Share	$ 30.65	$ 31.72
Book Value Per Share (Excluding unrealized gains on fixed maturities)	$ 29.73	$ 29.35
Common Shares Outstanding	77.0	76.6

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)

	Three months ended March 31,
			Percentage
	2005	2004	Change

Gross written premiums	$ 856	$ 807	6%

Net written premiums	$ 593	$ 537	10%

Ratios (GAAP):
Loss & LAE ratio	63.3%	63.0%
Expense ratio	28.6%	30.1%
Policyholder dividend ratio	.2%	.2%

Combined Ratio	92.1%	93.3%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 277	$ 240	16%
Specialty Casualty	358	363	(2%)
Specialty Financial	116	107	9%
California Workers' Compensation	104	96	8%
Other	1	1	-
	$ 856	$ 807	6%

Net Written Premiums:
Property & Transportation	$ 203	$ 147	38%
Specialty Casualty	186	198	(6%)
Specialty Financial	96	91	6%
California Workers' Compensation	93	84	11%
Other	15	17	(13%)
	$ 593	$ 537	10%

Combined Ratio (GAAP):
Property & Transportation	82.8%	83.5%
Specialty Casualty	96.4%	93.8%
Specialty Financial	104.3%	100.9%
California Workers' Compensation	85.1%	95.2%

Aggregate Specialty Group	92.1%	93.3%

Notes:
  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.
  Specialty Casualty includes primarily excess and surplus, general liability, executive and professional liability and customized programs for small to mid-sized businesses.
  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity bonds and trade credit insurance.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes an internal reinsurance facility and discontinued lines.